Exhibit 10.30

AMENDED AND RESTATED
SALES REPRESENTATIVE AGREEMENT

THIS AMENDED AND RESTATED SALES REPRESENTATIVE AGREEMENT (“Agreement”) is made effective as of January 24, 2005, by and between dj Orthopedics, LLC, a Delaware limited liability company (hereinafter referred to as “DJO”), with its principal place of business at 2985 Scott Street, Vista, CA  92081, and DePuy Spine, Inc., an Ohio corporation (hereinafter referred to as “DePuy Spine”), with its principal place of business at 325 Paramount Drive, Raynham, Massachusetts 02767.

BACKGROUND

WHEREAS, DePuy Spine, formerly known as DePuy AcroMed, and OrthoLogic Corp., the predecessor to DJO, entered into that certain Sales Representative Agreement dated August 18, 2000, as amended by that certain Amendment to Sales Representative Agreement dated August 1, 2001, that certain Amendment to Sales Representative Agreement dated March 1, 2002, that certain Amendment No. 3 to Sales Representative Agreement dated September 15, 2003 and that certain letter dated March 29, 2004 addressed to Mr. Earl Fender of DePuy Spine from Mr. Shane Kelly of the Regentek division of DJO (hereinafter collectively, the “Original Agreement”);

WHEREAS, DJO acquired certain assets and operations of OrthoLogic Corp. on November 26, 2003, and is the successor to OrthoLogic Corp.’s rights and obligations under the Original Agreement pursuant to an assignment thereof executed in connection with such acquisition of assets and operations;

WHEREAS, DJO and DePuy Spine desire to set forth herein a fully integrated document reflecting the Original Agreement with all of its prior amendments and reflecting certain additional amendments that have been agreed to by the parties.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.0          DEFINITIONS

The following words shall have the following meanings when used in this Agreement:

1.1           “Affiliate” of a Party shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with such party.  For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.2           “Agreement” shall mean this Amended and Restated Sales Representative Agreement, as it may be further amended in writing by mutual agreement of the parties from time to time.

1.3           “Approved Order” shall mean an order for which DJO has received a commitment for payment from any patient or third party payer.

1.4           “Competing Product” means an external lumbar spinal bone growth stimulation product.

1.5           “Customers” shall mean all purchasers of the Products in the Territory.

1.6           “Improvement” shall mean any adaptation, change, redesign, improvement, modification or development to any Product, the specifications therefor, the raw materials or the method or process of manufacture or production of any Product.

1.7           “Patient Placement” shall mean the following activities with respect to any patient who has been prescribed a Product:  (a) education of such patient on the use of the Product, the treatment protocol and device placement, (b) reviewing with such patient all pertinent documentation, including patient manuals and the patient bill of rights, (c) informing such patient of contacts for additional support in case of questions, (d) ensuring that such patient has signed all necessary documentation in connection with its use of the Product and that DJO has received copies of such documentation.

1.8           “Party” and “Parties” mean DePuy Spine and DJO, singly and/or collectively.

1.9           “Products” mean DJO’s spinal bone growth stimulation products for lumbar applications utilizing Combined Magnetic Field (CMF) technology, along with any Improvements thereto.  All such Products currently in existence are identified on Exhibit A.  Additional Products, including Improvements and variations thereto, shall be added to Exhibit A as they become available.

1.10         “New Products” means those DJO bone growth electrical stimulation products developed, designed, intended or sold for the spine market which perform a significantly different function or perform in a significantly different manner or perform for a significantly different indication from Products.

1.11         “Sales Quota” shall mean the targeted annual amount of Product sales to be solicited by DePuy Spine in the Exclusive Territory as agreed upon by the parties pursuant to Section 9.5 below, expressed in terms of units and gross sales dollars.

1.12         “Sales Minimum” shall mean 90% of the Sales Quota.

1.13         “Territory” shall mean the spinal market in the United States of America.

2.0          APPOINTMENT

2.1           Subject to the terms and conditions of this Agreement, DJO hereby appoints DePuy Spine, and DePuy Spine hereby accepts appointment, as the sales agent of the Products in the Territory for the Term (as hereinafter defined).  DePuy Spine shall be the exclusive sales agent in the portions of the Territory that are shown as shaded on the maps attached hereto as Exhibit B (collectively, the “Exclusive Territory”) and the non-exclusive sales agent in the remaining portions of the Territory.

2.2           DePuy Spine acknowledges that DJO has an agreement with Vision Quest, a durable medical equipment supplier (“DME”) based in California, and understands that Vision Quest will continue to sell Products consistent with the terms and provisions of such agreement and solely outside the Exclusive Territory, except that Vision Quest may also sell Products to customers located in San Diego County, California.  DJO shall, at DePuy Spine’s request, terminate, phase out or allow to expire, DJO’s agreement with Vision Quest consistent with the terms of any such agreement, at DePuy Spine’s sole discretion.  In no event shall DJO permit Vision Quest to sell or promote Products within the Exclusive Territory (with the aforementioned exception of San Diego County).

2.3           DePuy Spine may appoint one or more third parties as subagents or subdistributors (individually and collectively, “Distributors”) to act on its behalf, including without limitation, the DePuy Spine sales network now or as may be established from time to time, provided that DePuy Spine shall remain responsible for all of its obligations under this Agreement. DePuy Spine shall notify DJO in writing of all Distributors appointed pursuant to this Section, provided that DJO shall treat the identity of DePuy Spine’s Distributors as DePuy Spine Confidential Information pursuant to the provisions of Article 18.  DePuy Spine shall not knowingly appoint any Distributors to sell the Products that are engaged in the marketing and/or selling of Competing Products.  To the extent that any DePuy Spine Distributor either continues to market Competing Products or is unable to market the Products, the Parties shall consult with each other to consider appropriate actions that might be taken to address such circumstances.  During the time period when any DePuy Spine Distributor either continues to market Competing Products or is unable to market the Products and DePuy Spine does not cover the affected sales territory (either directly or through another Distributor), then DJO may use its employees or other distributors to market Products in such DePuy Spine Distributor’s territory; provided that DJO shall terminate or discontinue marketing efforts in such territory (if it is within the Exclusive Territory) promptly after DePuy Spine or one of its Distributors is able to service such territory.

2.4           Provided DJO has first offered the New Products in writing to DePuy Spine and DePuy Spine has declined the opportunity to market the New Products in writing, DJO may freely negotiate with other parties to market the New Products.  DePuy Spine shall have ninety (90) days from receipt of DJO’s written offer within which to accept or reject any such opportunity to market New Products.  In the case in which DJO had first offered the New Products to DePuy Spine and the parties were unable to negotiate mutually acceptable terms, DJO is free to contract with other parties provided DJO does not accept terms inferior to DePuy Spine’s last offer.  In the case in which the third party’s offered final terms are equal to or inferior to DePuy Spine’s last offer, DJO will contract with DePuy Spine under the terms of

DePuy Spine’s last offer.

3.0          EXCLUSIVITY

3.1           During the Term (as hereinafter defined), DJO shall not, with respect to all or any part of the Exclusive Territory, enter into or be party to any distribution, marketing, sales representative or like agreement related to the Products with any person other than DePuy Spine or its Affiliates, nor shall DJO give any such other person any rights to sell, promote or otherwise commercially exploit Products in the Exclusive Territory, except as provided in Article 9.  Without in any way limiting the foregoing, DJO shall use commercially reasonable efforts to prevent the sale or promotion by DJO’s agents and representatives, wherever located, of Products either in the Exclusive Territory or to customers in the Exclusive Territory.  In order to better protect DePuy Spine’s exclusive rights hereunder and to preserve the intended economic benefits thereof, DJO agrees to pay DePuy Spine its commission pursuant to Section 12 with respect to each sale of Products in the Exclusive Territory, regardless of who makes the sale or solicits the order for the sale.  This Section 3.1 is not intended to prohibit or limit DJO sales management personnel from assisting or supporting DePuy Spine’s activities hereunder pursuant to a specific request by DePuy Spine, provided such personnel’s activities are conducted solely in conjunction with DePuy Spine and not independently.

4.0          TERM AND TERMINATION

4.1           The term (“Term”) of this Agreement shall continue, unless terminated early as provided in this Article 4, until August 18, 2010.

4.2           This Agreement may be terminated by either Party if the other Party files a voluntary petition for bankruptcy or reorganization, is the subject of an involuntary petition for bankruptcy which is not dismissed within 60 days, has its affairs placed in the hands of a receiver, enters into a composition for the benefit of creditors, or is deemed insolvent by a court of competent jurisdiction.

4.3           This Agreement may also be terminated if a Party is in material breach of this Agreement provided the non-breaching Party has provided at least forty-five (45) days prior written notice identifying the breach and such breach has not been cured within said forty-five (45) days.

4.4           This Agreement may be terminated by DePuy Spine upon 120 days’ prior written notice to DJO.

4.5           This Agreement may be terminated by DJO upon 120 days’ prior written notice to DePuy Spine if the prior three (3) month average Net Sales Price (as defined in Section 12.1) for the Products ever becomes less than $***.

4.6           This Agreement may be terminated immediately by DePuy Spine upon written notice to DJO if DePuy Spine, its Affiliates or DJO receive a notice that a third party has filed suit alleging that any Product infringes in whole or in part any aspect of any U.S. patent or any

***Certain information on this page has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

reissue or re-examination thereof.

4.7           The provisions of this Agreement set forth in Section 4.8 and Articles 14, 17, 18, 19, 20, and any other provisions which by their terms survive termination, and any remedies for the breach thereof, shall survive the termination of this Agreement under the terms hereof.

4.8           Notwithstanding the termination of this Agreement for any reason, each Party hereto shall be entitled to recover any and all damages (other than punitive, exemplary, multiplied or consequential (including lost sales or lost profits) damages) that such Party shall have sustained by reason of the breach by the other Party hereto of any of the terms of this Agreement.  Termination of this Agreement for any reason shall be without prejudice to DePuy Spine’s right to receive all payments accrued and unpaid on the effective date of termination and shall not release either Party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either Party hereto which is expressly stated elsewhere in this Agreement to survive such termination.

5.0          OBLIGATIONS OF DJO

5.1           DJO shall use commercially reasonable efforts to supply Products for customer orders on a timely basis.  If Products become unavailable during the Term for any reason, except where demand exceeds 125% of the non-binding rolling 12-month forecast updated on a quarterly basis, for more than 15 days (which need not be consecutive) in any period of four consecutive weeks, the Sales Quota applicable to that year, pursuant to Article 9 below, shall be reduced by an amount equal to (i) the average monthly volume of orders received by DJO during the preceding six months, multiplied by (ii) the number of consecutive four-week periods during which such Products are unavailable for any 15 days.  If Products become unavailable due, in whole or in part, to a circumstance affecting DJO’s ability to manufacture Products, and the Products continue to be unavailable due to such circumstance for more than any 15 days in a given four consecutive weeks, the presidents of the Parties or their designated representatives shall meet to determine the best means to make Products available to the market, and in that regard, will consider, in part, the possibility that DePuy Spine will manufacture or have manufactured Products until production by DJO has resumed.  DePuy Spine wants assurance of continued supply of Product.  If DJO cannot supply the Product necessary to meet demand for a continuous period of 30 days, then DePuy Spine shall have the right to any and all licenses, manufacturing plans, and technology, etc. that would allow DePuy Spine to find an alternative source for the supply of such Product until DJO can resume adequate supply of Product.  DJO hereby grants DePuy Spine an irrevocable, perpetual, non-exclusive paid up, royalty free license and/or right to all licenses, manufacturing plans, patents and know how related to the Products, which DePuy Spine agrees to exercise on the terms set forth in this Section 5.1.

5.2           DJO will be responsible for Product development, manufacturing, testing, quality control, supply, distribution, regulatory approvals and clearances, customer service, shipping, Patient Placement and billing, as well as for obtaining the necessary supporting documents for billing as provided in Section 8.1 hereof.  Additionally, at all appropriate trade shows and conventions where DJO maintains a booth, DJO shall, at no cost to DePuy Spine, include a prominent Product display that is jointly branded with DePuy Spine, including jointly branded signage and promotional brochures.

5.3           DJO shall report to DePuy Spine any and all complaints received by DJO and any and all medical device reports prepared by DJO with respect to Products within the time required by applicable law and regulations, and, in any case, within a reasonably prompt time following DJO’s receipt or preparation of the same.  DJO shall maintain a record of all complaints it receives consistent with guidelines and requirements of the U.S. Food and Drug Administration (“FDA”) or any other governmental agency or instrumentality that may have jurisdiction over the Products, including, if a “CE” mark or other European regulatory clearance or approval is obtained for any Product, the applicable guidelines and requirements of the European Union.

5.4           At DePuy Spine’s request and pursuant to a mutually determined training program, DJO shall assist DePuy Spine in providing training in the use and benefits of the Product to DePuy Spine’s domestic field sales force (whether such sales representatives are employed by DePuy Spine or by its Distributors).  DJO will supply each of DePuy Spine’s and its respective Distributors’ existing and future sales representatives with an initial Product demonstration unit at no cost to DePuy Spine or such Distributor.  Replacement or additional Product demonstration units will be made available to DePuy Spine for use by its sales representatives or Distributors, at a cost of $*** each.

5.5           DJO shall comply with the requirements for DePuy Spine approval set forth in Section 6.3 below, and with the meeting requirements set forth in Section 6.4 below.

5.6           DJO shall maintain adequate and competent personnel to manufacture, store and deliver, obtain supporting documents as provided in Section 8.1 hereof, perform Patient Placement, and prepare invoices and any other manufacturer-generated materials necessary to enable DJO to invoice purchasers and third-party payors in connection with the sale of Products, and such manufacture, storage, sales, collection of supporting documents, delivery, Patient Placement and invoicing shall be undertaken and effected in a manner that does not violate any applicable federal, state or foreign laws and regulations, and otherwise, in a manner that is in accordance with the provisions of DJO’s Corporate Compliance Program.  DJO shall perform Patient Placement as promptly as is reasonably practicable following the prescribing physician’s request for same, provided that an Approved Order for the patient has been received by DJO.

5.7           DJO shall use diligent efforts, at its sole cost and expense, to obtain and maintain patents covering the Products in the United States.  DJO shall keep DePuy Spine informed on a current basis of the status of any such effort.

5.8           Except as provided in Section 6.10, DJO shall pay all expenses, costs, overhead, debts and obligations incurred by DJO in its fulfillment of its obligations under this Agreement.  Such expenses shall include travel, room and board, and entertainment.  Except as provided in Section 6.10, under no circumstances shall DePuy Spine be liable to reimburse DJO or any of its sales representatives or distributors for any of such expenditures incurred by DJO or its sales representatives or distributors.

***Certain information on this page has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.9           DJO shall, at its expense except as provided in Section 6.10, furnish DePuy Spine and its Distributors with such quantities of Product-related, jointly branded (DJO and DePuy Spine) printed promotional materials, video productions, clinical data, instructions for use, patient guides and such other marketing, promotional and informational materials, as DePuy Spine shall reasonably request from time to time in connection with its activities hereunder; provided that the content and appearance of such materials shall be subject to DePuy Spine’s prior written approval; and provided, further, that DJO shall not be obligated to furnish or pay for any such materials that also feature DePuy Spine’s other products, which DePuy Spine shall have the right to prepare and distribute at its own expense.

6.0          OBLIGATIONS OF DEPUY SPINE

6.1           Subject to DJO’s rights pursuant to Article 9, DePuy Spine may initiate, conduct, suspend or terminate DePuy Spine’s activities relating to the marketing and sale of Products as DePuy Spine, in its sole and absolute discretion, deems appropriate and adequate, provided that such activities are conducted in a manner that does not violate any applicable federal or state laws and regulations.  Subject to, and without limiting the scope of, DePuy Spine’s discretion pursuant to the foregoing, DePuy Spine may undertake marketing and sales activities, including conducting advertising, distributing marketing literature and displaying Products at professional and trade shows, as DePuy Spine deems desirable to promote and obtain orders for the Products in the United States so as to achieve or exceed the Sales Minimums set forth in Article 9 below.  In connection with its activities hereunder, DePuy Spine shall not solicit any patients directly with respect to Products.

6.2           DePuy Spine, with the assistance of DJO, shall train DePuy Spine’s domestic field sales force with respect to the use of the Products.

6.3           All written sales, promotion, training, customer education and marketing materials and press releases issued by DePuy Spine or DJO, to the extent relating to the other party or to Products or the sale of Products, shall be approved in writing by both DJO and DePuy Spine prior to use in the marketplace.

6.4           Representatives of DePuy Spine and DJO, respectively, shall meet at least once before October 15 of each year, on a day and at a location mutually convenient, in an effort to develop a mutually acceptable marketing plan for Products for the following sales year in the Exclusive Territory.  The final marketing plan shall be left solely to the discretion of DePuy Spine.

6.5           Subject to Section 6.1, DePuy Spine will be responsible for representing Products in the marketplace and providing customer education and other related services in the Territory.  Additionally, DePuy Spine shall include a Product display that is jointly branded at all appropriate trade shows and conventions at which DePuy Spine maintains a booth, at no cost to DJO.

6.6           DePuy Spine shall promptly route directly to DJO all inquiries relating to Products, including medical product inquiries, technical inquiries, product complaints, safety or compliance issues, billing issues, adverse reactions and adverse events.  DePuy Spine shall also route directly to DJO any requests received from customers for no-charge or discounted Products for indigent patients.

6.7           DePuy Spine will report to DJO any and all complaints from any source and medical device reports received with respect to Products within the time required by applicable law and regulations.  DePuy Spine will maintain a record of all complaints it receives consistent with FDA guidelines.

6.8           DePuy Spine shall display and deliver only Products that are marked and packaged by DJO or as otherwise specified in advance by mutual agreement of the Parties.

6.9           DePuy Spine or its employees and Distributors shall provide from the treating physician, or direct the treating physician or the physician’s staff to provide directly to DJO, a written prescription order form for the purchase of the Products.

6.10         So long as they are pursuant to a budget capped at 2% of projected sales in the Exclusive Territory for the next year and agreed to by the Parties in advance, DePuy Spine and DJO will share, on a 50-50 basis, the direct expenses (excluding direct employees and related travel expenses) of producing, printing or otherwise reproducing such marketing and promotional materials as DePuy Spine or its Distributors may request from DJO relating to the Products, including printed promotional materials and video productions.  DePuy Spine shall not be required to bear any costs or expenses to the extent related to the development, production or reproduction of marketing and promotional materials for anyone other than DePuy Spine and its Distributors.  DePuy Spine shall have the right to produce marketing and promotional materials for the Products independently of DJO, subject to DJO’s approval (not to be unreasonably withheld) as to the content of such materials, and DJO shall have no right or license to any copyrightable works contained therein that are created by or on behalf of DePuy Spine.

6.11         Except as provided in Section 6.10, DePuy Spine shall pay all expenses, costs, overhead, debts and obligations incurred by DePuy Spine in its fulfillment of its obligations under this Agreement.  Such expenses shall include travel, room and board, and entertainment.  Except as provided in Section 6.10, under no circumstances shall DJO be liable to reimburse DePuy Spine or any of its Distributors for any of such expenditures incurred by DePuy Spine or its Distributors.

6.12         DePuy Spine shall be responsible for all compensation, payroll taxes, facilities and related expenses for employees of DePuy Spine.

6.13         DePuy Spine shall provide a list of all employees and Distributors that will provide services in connection with this Agreement (collectively, “Product Representatives”).  During the term of this Agreement, DePuy Spine agrees that its current and future Product Representatives shall, upon DJO’s request, receive compliance training on any DJO compliance policies and procedures which are not encompassed by DePuy Spine’s existing corporate compliance program.  Any such compliance training on DJO compliance policies shall be conducted by DJO.  DJO shall submit compliance training materials to DePuy Spine’s counsel for approval prior to presenting same to the DePuy Spine sales force.

6.14         DePuy Spine understands and acknowledges that, from time to time, DJO may require changes to its compliance program to encompass changes in third-party payor requirements or any other changes required by law.  To the extent such changes are not reflected in DePuy Spine’s existing compliance program, DePuy Spine shall provide any supplemental compliance training materials furnished by DJO to DePuy Spine’s Product Representatives.

6.15         If DJO determines that any Product Representative is (a) acting in a manner in violation of DJO ‘s compliance program (other than an aspect of the compliance program that is not encompassed by DePuy Spine’s compliance program and has not been included in materials or training furnished by DJO); or (b) is acting in a manner that is detrimental to the operations of DJO’s customers and patients; then DJO shall notify DePuy Spine in writing, of the name of the Product Representative and the basis for such determination.  Within fifteen (15) business days of such written notice, DePuy Spine shall review the matter, and shall notify DJO of the action DePuy Spine proposes to take with respect to such Product Representative.  If following any remedial action by DePuy Spine such violations or detrimental actions continue, and DJO requests the removal of the Product Representative from providing any services under this Agreement, DePuy Spine shall promptly remove the Product Representative from providing any services under this Agreement.

7.0          TECHNICAL, SALES AND PROCESSING SUPPORT BY DJO

7.1           DJO shall provide such technical, sales, order processing and payment processing support as DePuy Spine and its Distributors may reasonably request from time to time to facilitate their effective promotion of, and the fulfillment of orders for, the Products.  Such support and assistance shall be provided in the same manner and with the same priority as DJO provides such support and assistance to its other customers and distributors generally.  DJO shall maintain, at its own expense, field-based personnel in such numbers and locations as shall be reasonably adequate to provide such support and assistance to DePuy Spine and its Distributors on a regional or local basis.  The support and assistance to be provided pursuant to this Section shall include but not be limited to the provision of technical information regarding product specifications, features, capabilities and troubleshooting, the provision of information requested by or concerning third-party payors and reimbursement programs, and communication and cooperation with such payors and reimbursement programs on behalf of customers and DePuy Spine and its Distributors, as the case may be.

8.0          PATIENT SERVICE AND REIMBURSEMENT

8.1           DJO shall be responsible for processing all U.S. orders for Products once a valid prescription order form or commercial order form is obtained by DePuy Spine.  This processing by DJO includes commercially reasonable efforts to obtain all necessary supporting documents, the prior authorization of the prescription with the patient’s insurance company and the generation of any additional paperwork required to process the prescription for payment.  It is understood that from time to time DJO may elect to employ one or more independent contractors to perform portions of its obligations under this Agreement as deemed appropriate by DJO, including any required follow up with prescribing physicians to obtain supporting documents, and that such independent contractors shall be acting solely on behalf of DJO when obtaining such supporting documents even though such independent contractors may be persons or entities with which or whom DePuy Spine also has an independent contractor relationship, including Distributors.

8.2           DJO shall be responsible for the negotiation of Product reimbursement pricing for its managed care payor contracts,  Centers for Medicare and Medicaid Services (CMS) and State Medicaid programs and with any future third-party payor identified by DJO.

8.3           DJO will also be responsible for Patient Placement of Products in the U.S. once the authorization from the patient’s insurance company is received.

9.0          SALES MINIMUMS AND SALES QUOTAS

9.1           During the initial period comprised of 2001 and that portion of 2000 after DePuy Spine has commenced sales, and each calendar year thereafter (each a “Measurement Period”), insofar as DePuy Spine desires that its exclusive rights in the Exclusive Territory granted hereunder not be subject to conversion to non-exclusive rights, pursuant to this Section 9.1, DePuy Spine shall obtain, directly or through its Distributors, customer orders for the Products in quantities that equal or exceed Sales Minimums in either units or dollars applicable to each Measurement Period, or, to the extent of any shortfall, make payment to DJO in accordance with Section 9.3 below; provided that for purposes of this Article 9, all customer orders for Products in the Exclusive Territory shall count toward the fulfillment of the Sales Minimums, regardless of who obtains the order or makes the sale of such Products.  Accordingly, if total orders for Products received by DJO during any Measurement Period do not equal or exceed the Sales Minimums in either units or dollars applicable to such Measurement Period, and DePuy Spine does not make payment to DJO with respect to the shortfall pursuant to Section 9.3 below, DJO may, at its option, convert DePuy Spine’s exclusive rights in the Exclusive Territory to non-exclusive rights.  In the event DJO desires to exercise such option, it shall, within 60 days following the end of the applicable Measurement Period, first deliver to DePuy Spine a written notice (each a “Conversion Notice”) which shall (i) include a statement by DJO advising that the Sales Minimum applicable to the Measurement Period identified in such notice has not been achieved, (ii) specify the deficiency in terms of units and dollar amount, (iii) state the total amount of DJO Net Profit (as defined below) applicable to the deficiency, and (iv) communicate DJO’s intention to convert DePuy Spine’s rights in the Exclusive Territory to non-exclusive rights pursuant to this Article 9.  Unless DePuy Spine makes payment to DJO with respect to the deficiency pursuant to Section 9.3, DJO shall be entitled to exercise its foregoing option, but any failure by DePuy Spine to achieve Sales Minimums in either units or dollars or make payment to DJO with respect to the shortfall shall not constitute a breach by DePuy Spine of any of its obligations under this Agreement, and shall not entitle DJO to terminate this Agreement or to claim or receive payment for any damages or equitable relief.  If DePuy Spine’s rights in the Exclusive Territory are converted to non-exclusive rights, DJO may either assign direct sales employees or appoint third-party independent distributors, or both, to promote the Products anywhere in the world.

9.2           If, as of November 1 of each year, DePuy Spine is not tracking the Sales Minimums in either units or dollars, the presidents of each of the Parties, or their designated representatives, shall meet by November 15 of each applicable year to discuss available options for remedy.

9.3           DePuy Spine shall have the option, in its sole and absolute discretion, to retain its exclusive rights in the Exclusive Territory notwithstanding a failure to achieve the Sales Minimums in either units or dollars during any Measurement Period by making payment to DJO, within 45 days of DePuy Spine’s receipt of a Conversion Notice from DJO concerning such failure, equal to the total of DJO Net Profits applicable to the volume of Products, or, as the case may be, gross sales dollar volume, deficiency.  For purposes hereof, “DJO Net Profits” shall mean the (i) amount by which (a) the average sales price at which DJO sold the Products to customers within the Exclusive Territory during the three months preceding such Conversion Notice exceeds (b) the sum of the average direct and indirect manufacturing costs incurred by DJO to manufacture Products during such three-month period, plus the sales commissions that would have been payable to DePuy Spine pursuant to Section 12.2, multiplied by (ii) the number of units comprising the deficiency of achieving the Sales Minimum or, in the event such deficiency is measured in dollars, the number of units, based upon the foregoing average sales price, which are represented by such sales dollar deficiency, whichever is less.

9.4           The Sales Quota for calendar year 2005 is as set forth on Exhibit C attached hereto.  For purposes of determining whether DePuy Spine has met its Sales Minimums and Sales Quotas, for each non-overlapping 30-day period in which DJO is unable to supply Products for at least 10 days in amounts consistent with DePuy Spine’s then current forecast pursuant to Section 10.1, one month’s quota will be deducted from the Sales Minimum for the current year.

9.5           DJO and DePuy Spine will agree upon Sales Quotas for each calendar year after 2005 by October 15 of the previous year. If the parties are unable to agree on Sales Quotas by this deadline, then either Party may send the other Party a written notice invoking the right to arbitrate and, the parties shall engage in arbitration as provided in Section 19.2 in order to set Sales Quotas.  Such arbitration shall take place within 60 days of receipt of such notice.  The parties shall continue to use the previous year’s Sales Quotas until Sales Quotas are set through arbitration.

10.0        ORDERS, DELIVERIES AND FORECASTS

10.1         DePuy Spine will supply DJO with a non-binding written 12-month rolling Product forecast, in units, updated on a quarterly basis.  Such forecast shall be provided to DJO  no later than October 1 of each year with respect to the next calendar year.  DePuy Spine shall also supply DJO with a non-binding written quarterly update no later than 15 days after the beginning of each quarter with respect to such quarter.

10.2         DePuy Spine shall submit requests for quotes, sales inquiries and customer complaints on such forms as may be approved in advance by DJO for such purpose.  All orders are subject to written acceptance by DJO at its principal offices. DePuy Spine shall have no liability for any order cancelled by a customer.

10.3         DePuy Spine shall not be entitled to accept payments on behalf of DJO, nor shall DePuy Spine quote prices to customers other than as set forth in DJO’s published price lists or pursuant to such discount, rebate or other promotional pricing programs as DJO may make available from time to time (a) for quotation by any of its other sales representatives in the Territory or (b) to DJO’s direct customers (including but not limited to both end users and distributors) in the Territory that qualify for such pricing, it being understood that the prices at which DJO’s distributors (which, unlike sales agents, take title to and resell Products) resell Products may be lower than the prices that DePuy Spine is permitted to quote hereunder.

10.4         DJO shall ship and deliver Products ordered through DePuy Spine to customers.  All costs of transportation and shipping shall be paid by DJO, or DJO, at its option, may bill customers for costs of transportation and shipping.  In no event will DePuy Spine be responsible for costs of transportation and shipping.

10.5         DJO shall promptly provide a Patient Placement date confirmation upon acceptance of any Approved Order.  DJO shall exert commercially reasonable efforts to meet the ship date stated on the customer quotation; provided, however, that shipment of the Products is subject to availability and to DJO’s normal lead times as quoted to DePuy Spine and DJO’s other distributors and/or Customers from time to time.  In case of any delay or failure in delivery resulting in order cancellation, in addition to DePuy Spine’s other remedies under this Agreement, a per unit adjustment will be made to DePuy Spine’s annual Sales Quotas.

11.0        PRODUCT PRICE

11.1         DePuy Spine shall market and promote the Products in accordance with DJO’s standard price list in effect from time to time and such discount, rebate and other promotional pricing programs as DJO may make available from time to time (a) for quotation by any of its other sales representatives in the Territory or (b) to DJO’s direct customers (including but not limited to both end users and distributors) in the Territory that qualify for such pricing.  DJO shall give DePuy Spine advance written notice of all such pricing programs with the express understanding that DePuy Spine may quote such prices to all customers that may be eligible for such pricing, pursuant to the terms of such program, through DePuy Spine, DJO or any of DJO’s other sales representatives or distributors.  Notwithstanding the foregoing, the prices at which DJO’s distributors (which, unlike sales agents, take title to and resell Products) resell Products may be lower than the prices that DePuy Spine is permitted to quote hereunder.

11.2         Prices established in the DJO price list are exclusive of all sales or use taxes, tariffs, customs duties and other government charges, shipping and/or mailing costs and insurance.  DePuy Spine shall not bear any responsibility for the expenses listed in the preceding sentence.

12.0        COMMISSIONS

12.1         For all DJO Products, “Net Sales Price” shall be the amount invoiced to the patient or any other purchaser or any third party payor, less any trade or cash discounts, returns, taxes, tariffs, customs duties and other government charges, shipping and/or mailing costs and insurance to the extent they are included in the invoice price.

12.2         For each calendar year hereunder, DJO will pay to DePuy Spine commissions on all sales of Products anywhere in the Territory during such year pursuant to orders solicited or submitted by DePuy Spine, and on such other sales in the Exclusive Territory as is otherwise required by Section 3.1.  All commissions shall be paid at the rate of ***% of the Net Sales Price on such sales up to and including the applicable Sales Quota for such year and at the rate of ***% of the Net Sales Price on all such sales in excess of the applicable Sales Quota in such year.

12.3         A sale of a Product shall be deemed to have occurred at the time that DJO has invoiced the patient or any other purchaser or the third party payor for the Product. All commissions payable hereunder shall accrue monthly on the last day of each calendar month with respect to all Products invoiced during such month.  Commissions shall be paid monthly on or before the last day of each calendar month with respect to all Products invoiced during the preceding month.  Commission payments shall also reflect any appropriate adjustments in accordance with Section 12.1. Each commission payment shall be accompanied by a statement showing the commissions accrued and adjustments made for the preceding month and any other information necessary for the proper determination of the amount of commissions payable hereunder.

12.4         DJO shall furnish DePuy Spine with a report by the 20th day of each month, which shall include (i) a list of accounts that have placed orders for Products during the prior month with the Net Sales Price and third party payor reimbursement rates for Products; (ii) a list of accounts where Products have been invoiced during the prior month; and (iii) disposition of all orders placed during the prior month.

12.5         DJO shall keep accurate books of account containing information which may be necessary for the purpose of demonstrating the commissions payable to DePuy Spine. Said books shall be available to DePuy Spine during normal business hours upon written request to DJO and may be audited and inspected by an independent public accountant selected by and paid for by DePuy Spine for the purpose of verifying the statements of DJO and the commissions payable to DePuy Spine.  If the independent public accountant conducting the audit determines that an underpayment in commissions has occurred, then DJO shall pay the outstanding amount due to DePuy Spine within thirty (30) days.  If the underpayment in commissions totals 2% or more of the amount due, then DJO shall also pay the reasonable costs of the audit.  If the outstanding amount of unpaid commissions is not paid to DePuy Spine within thirty (30) days, then the unpaid amount of commissions shall accrue interest at the greater of 1-1/2% per month or the legal rate allowed by statute.

13.0        REPRESENTATIONS AND WARRANTIES

13.1         Product Warranties.  DJO represents and warrants to DePuy Spine that all Products supplied in connection with this Agreement shall be of merchantable quality, free from material defects in material and workmanship, and shall be manufactured and provided in

***Certain information on this page has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

accordance and conformity with the specifications for the Products and in compliance with this Agreement.  DJO represents and warrants that it shall comply with all material present and future statutes, laws, ordinances and regulations relating to the manufacture, assembly, packaging, labeling and supply of the Product, including, but not limited to, those enforced by the FDA (including compliance with Quality System Regulations) and International Standards Organization Rules 9,000 et seq.

13.2         Execution and Performance of Agreement.  DJO and DePuy Spine each represents and warrants to the other that it has full right, power and authority to enter into and perform its obligations under this Agreement.  DJO and DePuy Spine each further represents and warrants to the other that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which such Party or any of its Affiliates is a party or by which it is bound and that it has not granted and will not grant during the term of this Agreement or any renewal thereof, any conflicting rights, license, consent or privilege with respect to the rights granted herein.

13.3         Intellectual Property.  DJO represents and warrants to DePuy Spine that DJO owns all of the rights, title and interest in and to or otherwise has the necessary licenses to use the patents, trademarks, know-how and all other intellectual property that appear on or are otherwise used in connection with the Products; no academic institution, member of an academic institution, corporation or other entity, or any local, state or federal government holds any property rights inconsistent with DJO’s property rights in any Product as described above; the manufacture, use and sale of the Products in accordance with the terms of this Agreement does not infringe any third party’s rights under any patent; the use by DePuy Spine hereunder of the trademarks used by DJO in connection with the Products does not and will not infringe the rights of any third party; the use or reproduction by DePuy Spine of the promotional materials furnished by DJO as contemplated hereunder does not and will not infringe the copyright of any third party; and DJO has received no notice or claim with respect to infringement of a third party’s intellectual property rights, including but not limited to a notice letter either notifying DJO of a third party’s patent or alleging infringement of a third party patent; and DJO is presently aware of no infringement by any third party of any patent or any trademark relating to the Products.

13.4         Compliance.

a.             DePuy Spine represents and warrants that neither DePuy Spine nor any of its employees or Distributors that provide services under this Agreement have been excluded, debarred or otherwise are ineligible for participation in federal healthcare programs (as defined in 42 U.S.C. Section 1320a-7(i)) or have been convicted of a criminal act related to healthcare (as defined in 42 U.S.C. Section 1320a-7(i)).

b.             DePuy Spine represents and warrants that neither DePuy Spine nor, to its knowledge, any of its employees or any representatives of any of its distributors engaged to provide services hereunder owns or operates a Medicare Part B durable medical equipment, prosthetics, orthotics, and medical supply supplier business or works, in any manner, for any physician or hospital that is in a position to refer or recommend DJO or the Products covered by this Agreement.

c.             DePuy Spine represents and warrants that it has implemented a corporate compliance program, a copy of which has been provided to DJO.  On an annual basis, DePuy Spine shall provide a written certification to DJO that annual compliance training on the DePuy Spine compliance program has been furnished to all relevant DePuy Spine employees and Distributors providing services under this Agreement.

14.0        INDEMNIFICATION

14.1         Indemnification by DJO.  DJO shall indemnify and hold harmless DePuy Spine, its Affiliates and their respective officers, directors, employees, agents and representatives from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (collectively “Damages”) incurred by such person(s) that arise out of or result from claims by third parties:  (a) to the extent caused by the fault or negligence of DJO, its Affiliates or their respective officers, employees or agents; (b) related to any Products as supplied by DJO, or arising from or related to any claimed hazard or defect in any Products whether manufacturing, design or otherwise, including but not limited to DJO’s failure to warn of hazards, or any breach of express or implied warranties made by DJO; (c) of failure by DJO to comply with the terms of the applicable DJO Product warranty; (d) of failure by DJO to comply with applicable laws and/or regulations relating to the manufacture, sale and/or transport of any Product; (e) that any Product supplied by DJO infringes any patent, copyright, trade secret or other proprietary right of a third party; (f) related to any other matter which is the responsibility of DJO as determined in accordance with applicable law of the jurisdiction relating to the sale of any Product by DJO which is the subject of claim or dispute; (g) related to termination of DJO’s sales representatives, distributors or agents as contemplated in Article 2; or (h) to the extent arising from the action of any independent contractor of DePuy Spine in the course of performing services on behalf of DJO in connection with this Agreement, provided that the indemnity in this clause (h) shall not apply to any Damages arising from any action or inaction of an independent contractor of DePuy Spine in the course of performing services on behalf of DePuy Spine or pursuant to any agreement with DePuy Spine.

14.2         Indemnification by DePuy Spine.  DePuy Spine shall indemnify and hold harmless DJO, its Affiliates and their respective officers, directors, employees, agents and representatives from and against any and all Damages incurred by such person(s) that arise out of or result from claims by third parties to the extent caused by the fault or negligence of DePuy Spine or its respective officers, employees or agents.

14.3         Claims.   Promptly after receipt by a DePuy Spine or DJO indemnitee of information concerning the commencement of any claim, demand, action, suit or proceeding (collectively, “Action”) which is the subject of the other Party’s indemnification obligations hereunder, the indemnitee shall notify the other Party of the commencement of the Action.  Any failure to provide such notice shall only relieve the other Party of its indemnification obligations hereunder to the extent it has been materially prejudiced by such failure.  The indemnifying Party shall have sole right to select and retain attorneys to assert or negotiate, and the sole right to control, the defense and any settlement of the Action, to the extent of such Party’s corresponding indemnification and defense obligations, except that under no circumstances shall the indemnifying Party, without the prior written consent of the indemnitee, enter into any settlement that involves an admission of liability, negligence or other culpability by the indemnitee, imposes any injunction or other restriction on the indemnitee or requires the indemnitee to contribute to the settlement. Without limiting the indemnifying Party’s foregoing right to select and retain attorneys and to sole control of the defense and settlement of such Action, the indemnitee may, at its own expense, participate in the defense of, or otherwise consult with counsel of its own choice in connection with, an Action that is the subject of the other Party’s indemnification and defense obligations.

14.4         Infringement.  DePuy Spine shall promptly inform DJO of any infringement of DJO’s patents or trademarks concerning the Products which may come to the attention of DePuy Spine.  In such event, DJO shall take all necessary action, consistent with prudent business judgment, to restrain such infringement, and to recover damages therefor.  Any damages awarded because of losses incurred by DePuy Spine shall be the property of DePuy Spine.  Otherwise, any damages recovered from such action shall be the property of DJO.  DePuy Spine agrees to cooperate, at DJO’s expense for any reasonable out-of-pocket expenses incurred by DePuy Spine, in all stages of such action.  If DJO fails to take action to enforce its patents, trademarks or other intellectual property rights and DePuy Spine’s ability to sell the Products is adversely affected, DePuy Spine’s Sales Quota shall be reduced to the extent DePuy Spine’s performance is adversely affected by DJO’s failure.

15.0        INSURANCE

15.1         DJO agrees to procure and maintain in full force and effect during the term of this Agreement valid and collectible insurance policies in connection with its activities as contemplated hereby, which policies shall provide coverage for product liability relating to use of the Products in an amount not less than $1 million per occurrence and $3 million in the aggregate and for professional liability and comprehensive general liability in an amount not less than $1 million per occurrence and $3 million in the aggregate.  The product liability and general liability policies (but not the professional liability policy) shall name DePuy Spine as an additional insured vendor.  Upon DePuy Spine’s request, DJO shall provide to DePuy Spine certificate of coverage or other written evidence reasonably satisfactory to DePuy Spine of such insurance coverage.  Such insurance policy shall provide that in the event such insurance coverage should be materially adversely changed or terminated for any reason, the insurer thereunder will give DJO and DePuy Spine ten (10) days’ prior notice. The existence of such coverage shall in no way limit DJO’s liability or obligations hereunder.

16.0        COMPETITION

16.1         During the Term, DePuy Spine shall not sell in the Territory an external lumbar spinal bone growth stimulation product that competes with the Product.  If a Distributor appointed by DePuy Spine engages in the sale of a Competing Product, such activity shall not constitute a breach of this Agreement by DePuy Spine.

16.2         If DePuy Spine terminates the Agreement upon 120 days’ written notice to DJO, pursuant to the provisions of Section 4.4, or if DJO terminates this Agreement for material breach by DePuy Spine which remains uncured by DePuy Spine after receipt of written notice of breach, pursuant to the provisions of Section 4.3, then the obligation set forth in Section 16.1 shall continue for a period of 90 days after termination of the Agreement.

16.3         If DJO terminates the Agreement upon 120 days’ written notice to DePuy Spine pursuant to the provisions of Section 4.5, then DePuy Spine shall be relieved, immediately upon receipt of such notice of the obligations set forth in Sections 16.1 and 16.2.

17.0        PATENTS, COPYRIGHTS, TRADEMARKS AND TRADENAMES

17.1         Both DJO and DePuy Spine acknowledge that neither has any rights in any patents, know-how, copyrights, trademarks, trade names, or insignia owned by the other anywhere in the world.  Both DJO and DePuy Spine undertake that they will not assert any rights in any such intellectual properties arising by reason of this Agreement or the use of any such intellectual properties hereunder.  Each Party shall use the other Party’s trademarks and trade names in connection with its activities hereunder but only as and to the extent expressly authorized by this Agreement.  Without limiting the foregoing, and subject to Section 17.2 below, DJO shall not use, or allow any of its other sales representatives or distributors to use, any trademark, trade name, trade dress, service mark or copyrighted work of DePuy Spine or its Affiliates except (a) in signage and promotional materials displayed or handed out by DJO at trade shows and conventions (as contemplated in Section 5.2) as approved by DePuy Spine and (b) in promotional materials furnished by DJO to DePuy Spine, which shall be solely for use by DePuy Spine and its Distributors.

17.2         If either Party desires to use the trademark(s), name or copyrighted work of the other Party in an advertisement, marketing materials, or promotional literature, or in connection with any product or service, such Party must first seek the prior written approval of the Party owning the rights to such trademark, name or copyrighted work.  Such approval shall be within the sole discretion of the other Party. Nothing in this Agreement shall be construed as conferring any general license right to use any copyrighted work or any name, trade name, trademark, or other designation (including contraction, abbreviation or simulation) of either Party by the other Party in advertising, publicity or other promotional activities, or in connection with a product.

17.3         Upon termination or expiration of this Agreement, each Party shall as soon as practicable deliver to the other Party or its designee free of charge, or certify destruction of, any and all materials, including signs, advertising matter and catalogues, containing copyrighted materials or trademarks or trade names of such other Party then in its possession or in the possession of its employees or agents and shall cease from making further use of any such materials, trademarks or trade names.

17.4         This Article 17 shall survive termination of this Agreement, however arising.

18.0        CONFIDENTIALITY

18.1         As used herein, “Confidential Information” shall mean all confidential or proprietary information that is reduced to writing, marked as confidential and given to one Party by the other Party relating to such other Party or any of its Affiliates, including information regarding any of the products of such other party or any of its Affiliates, information regarding its advertising, distribution, marketing or strategic plans or information regarding its costs, productivity or technological advances.  Neither Party shall, for three (3) years after such exchange, use or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement) and each Party shall insure that its employees, officers and agents shall not, for three years after such exchange, use or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement) provided, however, that DePuy Spine may disclose Confidential Information of DJO to DePuy Spine’s Affiliates and consultants if such persons are informed of the confidential nature of such information and are under an obligation to keep such information confidential.  Confidential Information shall not include information that (i) was already known to the receiving Party at the time of its receipt thereof, as evidenced by its written records, (ii) is disclosed to the receiving party after its receipt thereof by a third party who has a right to make such disclosure without violating any obligation of confidentiality, (iii) is or becomes part of the public domain through no fault of the receiving Party or (iv) is required to be disclosed to comply with applicable laws or regulations or an order of a court or regulatory body having competent jurisdiction, provided the receiving Party gives sufficient notice to the disclosing Party in a time period sufficient to contest the requirement.  All Confidential Information shall remain the property of the disclosing Party.  Neither Party shall make copies of any Confidential Information of the other Party without prior written consent and shall upon request by the disclosing Party promptly return or, at the receiving party’s option, destroy all Confidential Information along with all copies made thereof and all documents or things containing any portion of any Confidential Information.

18.2         Except as otherwise provided in this Agreement, each of the Parties agrees that it shall restrict the dissemination of the other Party’s Confidential Information only to those persons whose knowledge of such information is reasonably necessary to the performance of the obligations of the Parties under this Agreement.  The obligations of this Article 18 shall continue for a period of three (3) years from the date of termination of this Agreement.

19.0        DISPUTE RESOLUTION

19.1         Mediation. (a)  Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, which claim would, but for this provision, be submitted to arbitration as provided pursuant to Section 19.2 of this Agreement shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the CPR Institute for Dispute Resolution, or successor (“CPR”) then in effect, except where those rules conflict with these provisions, in which case these provisions control.  A mediation can be initiated upon either Party sending a written notice to the other Party stating an intent to initiate mediation.  The mediation shall be conducted in Chicago, Illinois and shall be attended by a senior executive with authority to resolve the dispute from each Party.

(b) The mediator shall be neutral, independent, disinterested and impartial and shall be selected from a professional mediation firm such as ADR Associates for JAMS/ENDISPUTE or DPR.

(c)  The Parties shall promptly confer in an effort to select a mediator by agreement.  In the absence of such an agreement within 10 days of initiation of the mediation, the mediator shall be selected by CPR in accordance with this Agreement as follows:  CPR shall provide the Parties with a list of at least 15 names.  Each Party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within 5 working days of receiving the CPR list.  The Parties may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge.  The mediator shall be the remaining candidate with the highest aggregate ranking.

(d)           The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than 45 days after initiation.  Under no circumstances may the commencement of arbitration under Section 19.2 below be delayed more than 45 days by the mediation process specified herein absent contrary agreement of the Parties.

(e)  Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise.  No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

(f)  Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

19.2         Arbitration/Dispute Resolution. (a)  Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining, except where those rules conflict with this provision, in which case this provision controls.  The Parties hereby consent to the jurisdiction of the federal district court for the district in which the arbitration is held for the enforcement of this provision and entry of judgment on any award rendered hereunder.  Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award.

(b)  The arbitrator shall be an attorney who has at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or was a judge of a court of general jurisdiction for at least 10 years.  The arbitration shall be held in Chicago, Illinois and in rendering the award the arbitrator must apply the substantive law of Illinois (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.  The arbitrator shall be neutral, independent, disinterested, and impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA.  Within 45 days of the initiation of arbitration, the

Parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight months from the selection of the arbitrator.  Failing such agreement, the AAA will design and the Parties will follow procedures that meet such a time schedule.

(c)  Each Party has the right before, or if the arbitrator cannot hear the matter within an acceptable period, during the arbitration, to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

(d)  EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.  THE DECISION OF THE ARBITRATOR SHALL BE BINDING UPON THE PARTIES.  THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL (INCLUDING LOST SALES OR LOST PROFITS) DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES.  NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEY’S FEES OR COSTS.

20.0        MISCELLANEOUS

20.1         Publicity.  Neither Party hereto shall originate any publicity, news release, or other announcement, written or oral, whether to the public press, the trade, DePuy Spine’s or DJO’s customers or otherwise, relating to this Agreement, or to performance hereunder or the existence of an arrangement between the Parties without the prior written approval of the other Party hereto, save only such announcements as in the opinion of counsel for the party making such announcement are required by law to be made.  In the event disclosure is required by applicable law, then the Party required to so disclose such information shall, to the extent possible, provide to the other Party for its approval a written copy of such public disclosure at least two (2) business days prior to disclosure.  Notwithstanding the foregoing, DJO may issue a press release with respect to its entering into this Agreement, provided that DJO shall provide to DePuy Spine a copy of the proposed press release no less than five (5) business days prior to its proposed release.  The contents of such press release shall be subject to DePuy Spine’s consent, such consent not to be unreasonably withheld or delayed.  Neither Party shall use the name of the other Party or any of its Affiliates for advertising or promotional purposes without the prior written consent of such Party.

20.2         Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

20.3         Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered given and delivered when personally delivered to the party to whom such notice or communication is addressed or one (1) business day after posting with an overnight courier or when confirmation is received if sent by facsimile or five (5) business days after deposit in the United States mail, postage prepaid, return receipt requested, properly addressed to a party at the address set forth below, or at such other address as such party shall have specified by notice given in accordance with this Section:

If to DJO:	dj Orthopedics, LLC
2985 Scott Street
Vista, CA 92081
Attention: General Counsel
Facsimile No. (760) 734-3536

If to DePuy Spine:	DePuy Spine, Inc.
325 Paramount Drive
Raynham, Massachusetts 02767
Attention: President
Facsimile No.: 508-828-3400

with a copy to:	Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attention: Office of General Counsel
Facsimile No.: 732-524-2788

20.4         Failure to Exercise.  The failure of either Party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such Party thereafter to enforce each such provision. The waiver of any term or condition hereof must be in writing, and any such waiver shall not be construed as a waiver of any other term or condition of this Agreement.

20.5         Assignment.  This Agreement, or any of the rights and obligations created herein, shall not be assigned or transferred, in whole or in part, by either Party hereto without the prior written consent of the other Party; provided, however, that either Party shall have the right to assign any or all of its rights or obligations under this Agreement to any Affiliate, or a successor to that part of its business to which this Agreement relates, without such prior written consent.

20.6         Severability.   In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.  Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both Parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

20.7         Relationship of the Parties.  The relationship of DePuy Spine and DJO established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

20.8         Entire Agreement.  It is the desire and intent of the Parties to provide certainty as to their future rights and remedies against each other by defining the extent of their undertakings herein.  This Agreement constitutes and sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and is intended to define the full extent of the legally enforceable undertakings of the Parties hereto, and no promise, agreement or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either Party to be legally binding.  Each Party acknowledges that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises or representations, written or oral, express or implied, other than those explicitly set forth in this Agreement.  This Agreement supersedes all previous understandings, agreements and representations between the Parties, written or oral, with respect to the subject matter hereof.

20.9         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.10       Compliance with Law.  Each Party in the performance of this Agreement, warrants that it and all its directors, officers or employees shall comply with all applicable local, state, federal and international laws, executive orders, regulations, ordinances, or similar requirements of the national government or government entity which may now or hereafter govern the performance of the parties hereunder.  This includes, but is not limited to, the laws of the United States pertaining to procurement integrity, anti-kickback procedures, and other standards of ethical conduct pertaining to gratuities, gifts, entertainment, and employment of government officials and other requirements.  Such required conduct also includes, without limitation, compliance at that Party’s expense with all applicable import and/or export control laws and regulations and any other laws and regulations pertaining to export, import, sale and resale or other distribution of the Products.

20.11       Debarment.  By signing this Agreement, either Party shall have the right to automatically terminate this Agreement in the event that the other Party is debarred, excluded, suspended or otherwise determined to be ineligible to participate in federal health care programs (collectively, “Debarred” or “Debarment”).  Accordingly, each Party shall provide the other Party with immediate notice if it (i) receives notice of action or threat of action with respect to its Debarment during the term of this Agreement; or (ii) becomes Debarred.  Upon receipt of such notice, this Agreement shall automatically terminate without further action or notice.

20.12       Expenses.  Each Party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.

20.13       Modifications and Amendments.  This Agreement shall not be modified or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the Parties hereto.

20.14       Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

20.15       Governing Law.  This Agreement and its performance shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflict of laws principles, except that the arbitration provisions set forth in Article 19 shall be governed by the provisions of the Federal Arbitration Act.

20.16       Incorporation of Exhibits.  The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

20.17       Binding Agreement.  This Agreement is not binding on either Party unless and until signed by both Parties.

IN WITNESS WHEREOF, the Parties hereto intending legally to be bound hereby, have each caused this Agreement to be duly executed as of the date first above written.

DJ ORTHOPEDICS, LLC

By:	/s/ Les Cross
Name: Les Cross
Title: President

DEPUY SPINE, INC.

By:	/s/ Earl R. Fender
Name: Earl R. Fender
Title: President

Exhibit A

Products

SpinaLogic

An external lumbar spinal bone growth stimulator.

Exhibit B

Maps of Exclusive Territories

[See attached 19 pages of maps]

Exhibit C

2005 Sales Quota

Dollars:	$20,930,000

Units:	6,454